Exhibit 10.1

February 29, 2016

VIA OVERNIGHT DELIVERY AND E-MAIL

Plymouth Industrial OP, LP (“Borrower”)

260 Franklin Street, 19th Floor

Boston, Massachusetts 02110

Attention: Jeffrey E. Witherell

E-mail: Jeff.witherellplymouthrei.com

Re:	Those certain loans (collectively, the “Loans”) in the aggregate original principal amount of $192,000,000.00 as evidenced by that certain Loan Agreement dated October 28, 2014, by and among Borrower, Guarantor, the Property Guarantors signatory thereto and Holder’s predecessor in interest (as supplemented and modified by the Joinder Agreement dated November 20, 2014, the Reaffirmation Agreement dated April 28, 2015, and the Loan Extension and Modification Agreements dated October 28, 2015, December 2, 2015 and January 28, 2016, collectively, the “Loan Agreement”), which Loans are also evidenced by (i) that certain Promissory Note (Tranche A), dated October 28, 2014, in the principal amount of $71,000,000.00 (plus any Additional Advances) executed by Borrower, (ii) that certain Promissory Note (Tranche B), dated October 28, 2014, in the principal amount of $101,000,000.00 (plus any Additional Advances) executed by Borrower, (iii) that certain Promissory Note (Tranche C), dated October 28, 2014, in the principal amount of $20,000,000.00 (plus any Additional Advances) executed by Borrower, the foregoing (i) through (iii) referred to herein, collectively, as the “Notes”) which Notes are currently held by DOF IV REIT HOLDINGS, LLC, a Delaware limited liability company (“Holder”); initially capitalized terms used herein but not defined herein shall have the respective meaning ascribed thereto in the Loan Agreement.

Dear Borrower:

Borrower has advised Holder that it will be unable to repay the Loans and all other Obligations on the Maturity Date, February 29, 2016. This letter (this “Letter Agreement”) constitutes an agreement pursuant to the terms and conditions hereinafter set forth, among Holder, Borrower, Guarantor, and Property Guarantors with respect to the exercise by Holder of certain rights and remedies afforded Holder by reason of Borrower’s default of its obligations under the Loan Documents to repay the Loans and other Obligations in full on the Maturity Date.

In consideration for (i) Borrower’s payment of a legal fee deposit in the amount of $7,500.00 (“Legal Fee Deposit”) by wire transfer using the wire instructions provided by counsel to Borrower, (ii) the execution and delivery of the Guaranty in form and substance of Exhibit A attached hereto, and (iii) Borrower’s, Guarantor’s and Property Guarantors’ agreements and covenants contained herein, Holder agrees for the duration of the Forbearance Period to forbear from exercising its rights and remedies against Borrower, Guarantor, Property Guarantors and the Collateral by reason of the failure of Borrower to pay to Holder all outstanding Obligations due and payable under the Loan Documents on the Maturity Date. The failure by Borrower to pay the Required Payments shall render Holder’s agreement to forbear from exercising its remedies in connection with the Loans as provided herein null and void. For purposes of this Letter Agreement, “Forbearance Period” shall mean that period of time commencing on the Maturity Date and expiring on April 30, 2016; provided, however, the Forbearance Period shall automatically terminate, without notice or opportunity to cure, upon Borrower’s failure to timely satisfy any of the following requirements:

1.	Commencing on March 15, 2016 and on the fifteenth (15th) day of each calendar month thereafter, Borrower shall tender the cash flow received from the Collateral after payment of budgeted operating expenses in accordance with the budget attached hereto as Exhibit B, plus any other expenses approved by Holder, for the immediately preceding calendar month (“Excess Cash Flow”), together with certified operating statement(s) for the Collateral for the immediately preceding calendar month. In the event that budgeted operating expenses in any given month pursuant to the budget attached hereto as Exhibit B are in excess of operating expenses actually incurred by Borrower for such month, then Borrower shall promptly tender such excess amount to Holder. If Holder determines there is any discrepancy in the amount of Excess Cash Flow tendered by Borrower to Holder at any time, Holder shall notify Borrower in writing of such discrepancy, and Borrower shall promptly, and in any event within three (3) Business Days of receipt of such notice, provide to Holder such additional information and/or documentation as may be requested by Holder for purposes of resolving such discrepancy and thereafter promptly tender any deficiency in Borrower’s deposit of Excess Cash Flow identified by Holder.

2.	No Default or Event of Default shall occur under the Loan Documents (other than the Event of Default arising from Borrower’s failure to repay the Obligations in full on Maturity Date).

Each of Borrower, Guarantor and Property Guarantors acknowledges and agrees that as of the Maturity Date, Borrower is indebted and obligated to Holder pursuant to the provisions of the Loan Documents evidencing and securing the Loans for (i) the unpaid principal of the Tranche A Loans and Tranche B Loans in the amount of $178,580,156.34 (which amount is comprised of (x) the unpaid principal balance of the Tranche A Loans and Tranche B Loans in the amount of $177,724,221.41 as of January 31, 2016 plus (y) the Tranche A Additional Amount of $173,639.36 as of February 29, 2016 plus (z) the Tranche B Additional Amount of $682,295.57 as of February 29, 2016), (ii) the unpaid principal of the Tranche C Loans in the amount of $20,000,000, (iii) accrued and unpaid interest on the Tranche A Loans in the amount of $405,158.51, (iv) accrued and unpaid interest on the Tranche B Loans in the amount of $597,008.62, and (v) accrued interest on the Tranche C Loans in the amount of $0. The unpaid principal balances of the Tranche A Loans, Tranche B Loans and Tranche C Loans, together with all accrued and unpaid interest thereon, are part of the Obligations. Each of Borrower, Guarantor and Property Guarantors represents that the Obligations (including, without limitation, the amounts referenced herein) evidenced and secured by the Loan Documents to which it is a party constitutes a valid indebtedness owing to Holder. Interest at the Default Rate shall continue to accrue on the Loans from and after the Maturity Date; provided, however, that (I) such default interest and (II) the interest accrued on the Tranche C Loans at the Contract Rate of fifteen percent (15%) per annum from and after the Maturity Date shall be waived by Holder if Borrower repays the Obligations in full prior to the expiration of the Forbearance Period. Each Collateral Document creates and constitutes a first and superior lien in favor of Holder upon the Collateral (including, without limitation, the Collateral Property), which is duly perfected in accordance with applicable laws, which security interests are hereby reaffirmed by Borrower, Guarantor and Property Guarantors.

Borrower, Guarantor and Property Guarantors understand that the law firm of Kilpatrick Townsend & Stockton LLP (“Legal Counsel”) has been engaged by Holder to represent Holder in connection with the obligations owed to Holder under the Loan Documents, and that Borrower, Guarantor and Property Guarantors are required to pay for all legal fees and expenses of Legal Counsel in connection with this matter. Should the legal fees and expenses of Legal Counsel exceed the amount of the Legal Fee Deposit, Borrower shall be required to pay such excess (and may be required to post an additional deposit for such purpose). Should the Legal Fee Deposit exceed the legal fees and expenses of Legal Counsel, the surplus will be refunded to Borrower after subtracting therefrom any unpaid costs and expenses due Holder.

Holder’s agreement to forbear from exercising its rights and remedies does not constitute a waiver of the existing or future defaults of Borrower under the Loan Documents. The parties acknowledge that Holder may exercise all rights and remedies available to it by reason of such defaults immediately upon the termination of the Forbearance Period. Following and upon the expiration of the Forbearance Period or earlier termination thereof as provided herein, Borrower, Guarantor and Property Guarantors consent to and agree not to oppose (a) any foreclosure by Holder of any or all Collateral pledged or conveyed to Lender as security for any of the indebtedness evidenced by the Note and all other Obligations outstanding under the Loan Documents, or any part thereof, by Holder or (b) any application by Holder for the appointment of a receiver to manage the Collateral, which receiver shall be vested with all of the usual powers, rights, and duties of receivers as provided by applicable law, and whose powers shall include, without limitation, the power to sell the Collateral on such terms and conditions approved in writing by Holder. Borrower hereby irrevocably consents to the appointment of a receiver for the Collateral Property upon the expiration or earlier termination of the Forbearance Period.

Notwithstanding anything set forth in this Letter Agreement to the contrary, each of the Borrower, Guarantor and Property Guarantors acknowledges, confirms and agrees that Holder shall not be prohibited from taking actions to preserve and protect all or any part of the Collateral and/or the interest of Holder therein or the priority of Holder’s interest in the Collateral.

No negotiations, making or acceptance of payments, delay in making demand or enforcing rights or remedies, or other action or inaction undertaken pursuant to this Letter Agreement or under the Loan Documents shall constitute a waiver of Holder's rights at law or under the Loan Documents or a waiver of any rights of Holder to collect any additional amounts to which Holder may be lawfully entitled pursuant to the terms of the Loan Documents, or otherwise at law or in equity.

Borrower, Guarantor and Property Guarantors acknowledge, confirm and agree that in consideration of Holder’s agreement to forbear from exercising its remedies during the Forbearance Period (subject to the terms and conditions contained herein), if Borrower, Guarantor or any Property Guarantor shall at any time during the Forbearance Period or thereafter: (a) file with a bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the United States Code, as amended, (b) be the subject of any order for relief issued under such Title 11 of the United States Code, as amended, (c) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for such Borrower or Guarantor, (d) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator, or (e) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against Borrower, Guarantor or any Property Guarantor for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or relief of Borrower, Guarantor or such Property Guarantor, then in any such event described in clauses (a) through (e) of this sentence, Holder shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the United States Code, as amended, or otherwise, on or against the exercise of the rights and remedies otherwise available to Holder as provided in the Loan Documents, this Letter Agreement and any related documents. Each of Borrower, Guarantor and Property Guarantors further acknowledges and agrees that Holder, as a material inducement to enter into this Letter Agreement, has specifically bargained for the concessions set forth in this paragraph and that this Letter Agreement may be deemed conclusive evidence as to such negotiated ongoing intention of Borrower, Guarantor and Property Guarantors and that it is intending to remain the primary element in determining if cause exists for granting such concessions.

Borrower, Guarantor and Property Guarantors hereby expressly acknowledge that (a) Holder has not agreed to, and Holder has no obligation whatsoever to discuss, negotiate or to agree to, any restructuring of the Obligations, or any portion thereof, or any modification, amendment, restructuring or reinstatement of the Loan Documents or any related documents, or to forbear from exercising its rights and remedies under the Loan Documents or any related documents, or at law or in equity, except for the forbearance as expressly provided for in this Letter Agreement subject to the terms of this Letter Agreement; (b) if there are any future discussions between Holder and Borrower, Guarantor or Property Guarantors concerning any restructuring, modification, amendment, reinstatement or forbearance, that (i) there exists no duty or obligation on the part of Holder to conduct any such discussions or negotiations according to any standard of conduct whatsoever, including without limitation any so-called standards of “good-faith” or “fair-dealing” or the like; and (ii) no restructuring, modification, amendment, reinstatement, forbearance, compromise, settlement, agreement or understanding with respect to the Obligations, the Loan Documents or any related documents, or any term, provision or aspect thereof, shall constitute a legally binding agreement or contract or have any force or effect whatsoever unless and until reduced to writing and signed by authorized representatives of all parties (including, without limitation, Holder, Borrower, Guarantor and Property Guarantors), and that none of Borrower, Guarantor or Property Guarantors shall assert or claim in any legal proceedings or otherwise that any such agreement exists except in accordance with the terms of this Letter Agreement; and (c) the execution and delivery of this Letter Agreement has not established nor shall be deemed to have established any course of dealing between the parties hereto or any obligation or agreement of any nature whatsoever on the part of Holder with respect to any future or further forbearance by Holder from the exercise of rights and remedies under the Loan Documents or any related documents, or at law or in equity, or any future or additional fundings or extensions of credit by Holder. Without limitation of the foregoing, Borrower hereby acknowledges and agrees that the Pre-Negotiation Agreement executed in connection with the Loans (the “PNA”) continues to govern any discussions among Holder, Borrower, Guarantor and Property Guarantors regarding any restructuring, settlement or compromise of the Loans. The PNA, this Letter Agreement and the Loan Documents set forth the entire agreement among the parties with respect to the Loans and supersede all prior and contemporaneous negotiations, understandings and agreements, written or oral, among the parties related to the subject matter of this Letter Agreement. This Letter Agreement and the Loan Documents cannot be further modified, except by a written instrument signed by the parties against whom enforcement of the modification is sought.

Each party hereto acknowledges that such party has participated in the negotiation of this Letter Agreement, and no provision of this Letter Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision. Each of Borrower, Guarantor and Property Guarantors acknowledges and agrees that it has at all times had access to an attorney in the negotiation of the terms of and in the preparation and execution of this Letter Agreement and that Borrower, Guarantor and Property Guarantors have had the opportunity to review and analyze this Letter Agreement for a sufficient period of time prior to the execution and delivery thereof. Borrower, Guarantor and Property Guarantors further acknowledge and agree that no representations or warranties have been made by or on behalf of Holder, or relied upon by Borrower, Guarantor or Property Guarantors, pertaining to the subject matter of this Letter Agreement, and that all of the terms of this Letter Agreement were negotiated at arm’s-length, and that this Letter Agreement was prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any party upon the other, and that the execution and delivery of this Agreement is the free and voluntary act of Borrower, Guarantor and Property Guarantors.

Each of Borrower, Guarantor and Property Guarantors hereby represents and warrants that its execution, delivery and performance of this Letter Agreement has been authorized by all requisite company action and does not and will not violate its respective corporate organizational documents. Holder hereby represents and warrants that the execution, delivery and performance of this Letter Agreement has been authorized by all requisite company action and does not and will not violate Holder’s organizational documents.

As a material inducement to Holder to enter into this Letter Agreement and to grant the concessions to Borrower, Guarantor and Property Guarantors reflected herein, each Borrower, Guarantor and Property Guarantor, for itself and its past, present or future officers, directors, employees, agents, attorneys, representatives, participants, heirs, successors or assigns: (i) does hereby remise, release, acquit, satisfy and forever discharge each of Holder and all of its past, present and future servicers, officers, directors, employees, agents, attorneys, representatives, participants, successors and assigns (collectively, the “Lender Parties”), from any and all liabilities, damages, losses, claims, demands, costs, expenses, defenses, set-offs, rights of recoupment, judgments, executions, causes of action, suits, debts, dues, sums of money, claims for attorneys’ fees or costs, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, omissions, representations, breaches of contract or of obligations to perform, and any type of conduct or misconduct (excluding intentional misconduct), whether negligent or otherwise, whether in law or in equity, whether matured or unmatured, whether known or unknown, whether liquidated or unliquidated, whether contingent or non-contingent (collectively, “Claims”) which any Borrower, Guarantor or Property Guarantor now has or hereafter can, shall or may have by reason of any matter, cause or thing, from the beginning of the world to and including the date of this Letter Agreement, including specifically, but without limitation, matters arising out of, in connection with or relating to (A) this Letter Agreement, (B) any obligations under the Loan Documents, (C) the Loan Documents or the indebtedness evidenced thereby, including, the administration or funding thereof, and (D) any other relationship, agreement or transaction between any Borrower, Guarantor or Property Guarantor and Holder or any of its subsidiaries, affiliates or servicers; and (ii) does hereby covenant and agree never to institute or cause to be instituted or continue prosecution of, and shall indemnify Lender Parties and defend and hold them harmless from, any and all Claims of every kind or character incurred by or asserted against Holder or any of the other Lender Parties, by reason of or in connection with any of the foregoing matters, claims or causes of action. Each Borrower, Guarantor and Property Guarantor further agrees and acknowledges that it may hereafter discover facts different from, or in addition to, those which such Borrower, Guarantor or Property Guarantor now knows or believes to be true with respect to the Claims released pursuant to this paragraph, and agrees that the foregoing release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

This Letter Agreement and all issues arising hereunder shall be governed by the laws of the state of New York, without giving effect to principals of conflict of laws. BORROWER, GUARANTOR AND PROPERTY GUARANTORS EACH IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL AND CONSENTS TO THE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATED DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND AGREES NOT TO OBJECT TO SUCH JURISDICTION OR TO THE LAYING OF VENUE IN SUCH COURTS.

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Time is of the essence with respect to the terms of this Letter Agreement.

Very truly yours,

DOF IV REIT Holdings, LLC,

a Delaware limited liability company

By:      /s/ Bill Stasiulatis

Name: Bill Stasiulatis

Title: Authorized Signatory

[Signatures continue on following page]

Consented and agreed to this 29th day of February, 2016.

BORROWER:

PLYMOUTH INDUSTRIAL OP, LP,

a Delaware limited partnership

By:      Plymouth Industrial REIT, Inc., a Maryland corporation, its sole general partner

By:      /s/ Jeffrey E. Witherell

           Name: Jeffrey E. Witherell

           Title: Chief Executive Officer

GUARANTOR:

PLYMOUTH INDUSTRIAL REIT, INC.,

a Maryland corporation

By:      /s/ Jeffrey E. Witherell

Name: Jeffrey E. Witherell

Title: Chief Executive Officer

PROPERTY GUARANTORS:

Plymouth 8288 Green Meadows LLC, Plymouth 8273 Green Meadows LLC, Plymouth 7001 Americana LLC, Plymouth 3100 Creekside LLC, Plymouth Shelby LLC, Plymouth 3940 Stern LLC, Plymouth 1875 Holmes LLC, Plymouth 1355 Holmes LLC, Plymouth 189 Seegers LLC, Plymouth 11351 West 183rd LLC, Plymouth 2401 Commerce LLC, Plymouth 210 American LLC, Plymouth 3500 Southwest LLC, PLYMOUTH 32 DART LLC, PLYMOUTH 56 MILLIKEN LLC, PLYMOUTH 1755 ENTERPRISE LLC, PLYMOUTH 7585 EMPIRE LLC, PLYMOUTH 4115 THUNDERBIRD LLC, PLYMOUTH MOSTELLER LLC, PLYMOUTH 4 EAST STOW LLC, each a Delaware limited liability company

By:      Plymouth Industrial OP, LP, its sole member

By:      PLYMOUTH INDUSTRIAL REIT, Inc.

            its sole general partner

By:    /s/ Jeffrey E. Witherell

        Name: Jeffrey E. Witherell

        Title: Chief Executive Officer